Exhibit 34.1

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH

SERVICING CRITERIA FOR ASSET-BACKED SECURITIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

CenterPoint Energy Houston Electric, LLC

Houston, Texas

We have examined management of CenterPoint Energy Houston Electric, LLC’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities for CenterPoint Energy Houston Electric, LLC, that CenterPoint Energy Houston Electric, LLC (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the $1,695 million original principal amount of CenterPoint Energy Transition Bond Company IV, LLC’s transition bonds (the “2012 Senior Secured Transition Bonds”), excluding criteria in Items 1122(d) (1)(ii) (outsourcing), (1)(iii) (back-up servicing), (1)(iv) (fidelity bond), (2)(ii) (wire transfer disbursements), (2)(vi) (unissued checks), (3)(ii) (allocation and remittance), (3)(iii) (disbursements to investors), (4)(iii) (additions, removals or substitutions), (4)(v) (records regarding pool assets), (4)(ix) (adjustments to interest rates), (4)(xi) (payments on behalf of obligors), (4)(xii) (late payment penalties), (4)(xiii) (obligor disbursements), and (4)(xv) (external credit enhancement) (the “servicing criteria”), as of and for the year ended December 31, 2023, which management has determined are not applicable to the activities performed by the Company with respect to the 2012 Senior Secured Transition Bonds. Management is responsible for the Company’s compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management’s assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about management’s assertion on compliance with the servicing criteria. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion on compliance with the servicing criteria, whether due to error or fraud, and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the 2012 Senior Secured Transition Bonds. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the servicing criteria as of and for the year ended December 31, 2023, is fairly stated, in all material respects.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 28, 2024